LNR

Certification Regarding Compliance with Applicable Servicing Criteria

1.	LNR Partners, LLC. (the "Asserting Party") is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 2013 (the "Reporting Period"), as set forth in Appendix A hereto. The transactions covered by this report, include commercial mortgage asset-backed securities transactions for which the Asserting Party served as special servicer, and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Platform");

2.	The Asserting Party has engaged certain vendors, which are not servicers as defined in Item 110l(j) of Regulation AB (the "Vendors"), to perform specific, limited or scripted activities, and the Asserting Party elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors' activities as set forth in Appendix A hereto;

3.	Except as set forth in paragraph 4 below, the Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.	The criteria listed in the column titled "Inapplicable Servicing Criteria" on Appendix A hereto are inapplicable to the Asserting Party based on the activities it performs, directly or through its Vendors, with respect to the Platform;

5.	The Asserting Party has complied, in all material respects, with the applicable servicing criteria as of December 31, 2013 and for the Reporting Period with respect to the Platform taken as a whole;

6.	The Asserting Party has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2013 and for the Reporting Period with respect to the Platform taken as a whole;

7.	The Asserting Party has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2013 and for the Reporting Period with respect to the Platform taken as a whole; and

8.	Deloitte & Touche LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party's assessment of compliance with the applicable servicing criteria for the Reporting Period.

February 28, 2014

LNR Partners, LLC

By: /s/ Job Warshaw
Name: Job Warshaw
Title: President

By
Name: Job Warshaw
Title:	President

1601 Washington Avenue • Suite 700 • Miami Beach, Florida 33139-3164
Telephone: (305) 695-5600 Fax: (305) 695-5601

APPENDIX A

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by Asserting Party	Performed by Vendor(s) for which Asserting Party is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Asserting Party is NOT the Responsible Party	NOT performed by Asserting Party or by subservicer(s) or vendor(s) retained by Asserting Party
General Servicing Considerations
1122(d)(l)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.	X
1122(d)(l)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.				X
1122(d)(l )(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	X
Cash Collection and Administration
1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	X	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	X
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	X
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction ag reements. For purposes of this criterion, 'federally insured depository institution with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1 ( b)( l ) of the Securities Exchange Act.	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access	X
SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by Asserting Party	Performed by Vendor(s) for which Asserting Party is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Asserting Party is NOT the Responsible Party	NOT performed by Asserting Party or by subservicer(s) or vendor(s) retained by Asserting Party
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset- backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	X	X
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.	X(1)			X(1)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.				X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer's investor records, or such other number of days specified in the transaction agreements.				X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.				X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Pool asset and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)	Payments on pool assets. Including any payoffs, made in Accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents	X(2)
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.				X

(1) Excludes the criteria as set forth on 3(i)(C) and 3(i)(D) which is not applicable to the Asserting Party.
(2) The processing of payments within 2 business day criteria is not applicable as the Asserting Party does not routinely accept or process payments.